Exhibit 5.33

CONSENT OF J.F. TREMBLAY

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Jean-Francois Tremblay
By:	Jean-Francois Tremblay, Geo
Title:	Chief Geologist

Dated:	January 15, 2014